Exhibit 99.2

NewMarket Technology, Inc. and Paragon Financial Corporation Sign Binding Agreement for Public Listing of NewMarket Latin American Subsidiary with 2007 Revenue Forecast of $30 Million

Transaction to Result in Second NewMarket Technology Subsidiary to be Independently listed in Past Four Months



    DALLAS--(BUSINESS WIRE)--Jan. 24, 2007--NewMarket Technology, Inc. (OTCBB:NMKT) and Paragon Financial Corporation (OTC:PGNF) announced today that the companies have entered into a binding agreement to combine NewMarket's Latin American operations into Paragon Financial Corporation. Under the terms of the binding agreement, NewMarket would become the majority shareholder in Paragon Financial and the corporate name would change to NewMarket Latin America. NewMarket expects to book over $20 million in profitable revenue for 2006 from its Latin American operations. For 2007, the company has issued a revenue forecast of $30 million for Latin American operations with profitability. The transaction is expected to close prior to the end of the first quarter.

    Upon closing, NewMarket's Latin American operation would be the company's second consolidated regional subsidiary to be independently listed. NewMarket's business plan for enhancing shareholder value includes the issuance of publicly listed subsidiary stock to shareholders in dividend declarations. In late 2006, NewMarket listed its Chinese operating subsidiary, NewMarket China (OTCBB:IICP), with a revenue forecast of $40 Million for FY2007. A dividend distribution date for NewMarket China stock to NewMarket shareholders will be announced at a later date.

    A third subsidiary is in the process of being publicly listed. NewMarket and Diamond I, Inc. (OTCBB:DMOI) have signed a letter of intent agreement to consolidate Wi-Fi technology assets expected to generate revenues of $10 million in 2007. As with each subsidiary listed, NewMarket would be the majority shareholder and continue to consolidate the financials of the new subsidiary.

    Terms of the Binding Agreement between NewMarket Technology and Paragon Financial

    NewMarket will exchange one hundred percent of the stock of its largest Latin American operating subsidiary for convertible preferred stock issued by Paragon Financial. The convertible preferred stock issued to NewMarket will include supermajority voting rights with non-dilution provisions equal to 90 percent of the total Paragon common voting rights. The convertible preferred stock will not be convertible for a period of one year. The corporate name will be changed from Paragon Financial Corporation to NewMarket Latin America subsequent to closing. NewMarket will subsequently reorganize all its Latin American operations into NewMarket Latin America.

    Paul Danner, Acting Chairman of Paragon Financial Corporation, said, "NewMarket Technology has developed an innovative plan to independently list regional operating subsidiaries to support aggressive emerging technology growth in a manner that maximizes shareholder return on investment. Moreover, while NewMarket receives a majority ownership position as a result of this transaction, Paragon shareholders have at least a year to benefit as corporate developments are announced before NewMarket can convert preferred stock into common stock."

    Philip Verges, Chairman and CEO of NewMarket Technology, Inc., added, "We are pleased to have Paragon consider our Latin American operation as a merger partner. The current Paragon management team has a laudable history as custodians of their shareholders' best interests. Paul Danner and his team have challenged NewMarket's strategy and commitment through due diligence for their shareholders before entering into this agreement. We are privileged to have this opportunity with Paragon and we look forward to expanding NewMarket Latin America beyond our current operations in Chile, Brazil and Venezuela."

    NewMarket Presentations in Boca Raton 2/13, Atlanta 2/14 and New York City 2/15

    NewMarket Technology will present business plans for its three initial publicly listed subsidiaries in Boca Raton, Florida on Feb. 13, Atlanta, Georgia on Feb. 14, and in New York, New York on Feb 15.

    Further information on time and location of the presentations is available on the company website at http://www.newmarkettechnology.com/news-and-events.htm#Events. If you are interested in attending the presentations, please RSVP to ir@newmarkettechnology.com or 214-722-3052.

    To be added to NewMarket's corporate e-mail list for shareholders and interested investors, please send an e-mail to ir@newmarkettechnology.com.

    About NewMarket Technology, Inc. (www.newmarkettechnology.com)

    NewMarket helps clients maintain the delicate balance between maintaining legacy systems and gaining a competitive edge from the latest technology innovations. NewMarket provides certified integration and maintenance services to support the prevailing industry standard solutions to include Microsoft (Nasdaq:MSFT), Cisco Systems (Nasdaq:CSCO), SAP (NYSE:SAP), Siebel (Nasdaq:ORCL) and Sun Microsystems (Nasdaq:SUNW). Concurrently, NewMarket continuously seeks to acquire undiscovered emerging technology assets to incorporate into an overall product portfolio carefully packaged to complement the prevailing industry standard solutions. NewMarket delivers its portfolio of products and services through its global network of Solution Integration subsidiaries in North America, Latin America, China and Singapore. NewMarket maximizes shareholder return on investment by independent listing of consolidated regional and emerging technology subsidiaries in order to issue subsidiary stock in shareholder dividends.

    About Paragon Financial Corporation

    Paragon Financial Corporation had been a financial services business focused on the acquisition of companies that originate mortgages loans or provide other financial services. Subsequent to the recent sale of its Paragon Homefunding subsidiary, acting management is currently exploring a range of alternative business strategies to maximize shareholder value.

    "SAFE HARBOR STATEMENT" UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    This press release contains forward-looking statements that involve risks and uncertainties. The statements in this release are forward-looking statements that are made pursuant to safe harbor provision of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements. These statements involve known and unknown risks and uncertainties, which may cause NewMarket's actual results in future periods to differ materially from results expressed or implied by forward-looking statements. These risks and uncertainties include, among other things, product demand and market competition. You should independently investigate and fully understand all risks before making investment decisions.


    CONTACT: NewMarket Technology, Inc.
             Rick Lutz, Investor Relations, 404-261-1196 ir@newmarkettechnology.com www.newmarkettechnology.com